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EXHIBIT 99.2

LAKEFIELD VENTURES APPOINTS RICHARD BACHMAN

PRESIDENT AND DIRECTOR

Reno, Nevada – Lakefield Ventures, Inc. (the “Company” or “Lakefield”) (OTCBB: LKFV) is pleased to announce the appointment of Mr. Richard L. Bachman as President and Director of the Company effective immediately.  Mr. Bachman is a successful manager with 25 years of experience in mining and mineral exploration including 12 years of international experience in South America, Africa, and Europe.  His strengths include designing, implementing and directing successful acquisition and exploration programs throughout the world.

Mr. Bachman’s work experience includes 22 years working with Homestake Mining Company in various capacities ranging from exploration to mine operations.  From 1995 to 1998 he was the Regional Geologist for Brazil where he directed a staff of 46 and was responsible for a $2.5 million annual exploration budget.  He conducted a country-wide assessment that resulted in the acquisition of a one million hectare property in a 20 million ounce gold district in the Amazon.  From 1999 to 2000 Mr. Bachman was the Regional Geologist for Peru where he directed a staff of 10 and refocused Homestake’s existing exploration program which resulted in the evaluation of 83 properties in 24 months and yielded one new discovery.  From 2001 to 2002 he was Homestake’s Regional Geologist, International Special Projects, where he designed and successfully implemented reconnaissance programs in southern Argentina that resulted in the evaluation of 63 properties with five advancing and the coordination and field review of 22 properties.

From 2002 until now, Mr. Bachman has acted as President and Consulting Professional Geologist for Minera Teles Pires Inc., a Reno, Nevada company.  Mr. Bachman is also the President, CEO and Director of Pan American Gold Corp., an Over The Counter Bulletin Board Company with exploration properties in Canada.

Mr. Bachman holds a Bachelors of Science degree in Geological Engineering from the South Dakota School of Mines and Technology and is a Certified Professional Geologist with the American Institute of Professional Geologists.

For more information please contact:

Mr. Luis Goyzueta

Tel: (51-1) 9909-1499

This news release may include forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933 as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Lakefield’s analysis of opportunities in the acquisition and development of various project interests, and certain other matters.  These statements are made under the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1955 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.